Exhibit 99.1

Beta Oil & Gas, Inc. Announces Name Change to
Petrohawk Energy Corporation, Ticker Symbol Change
to “HAWK” and Other Company News

FOR IMMEDIATE RELEASE – July 15, 2004

Houston, Texas – July 15, 2004 – Beta Oil & Gas, Inc. (“Company”) (NASDAQ:BETA) announced today the Company name and ticker symbol have been changed to Petrohawk Energy Corporation and “HAWK”, respectively. The ticker symbol change will become effective with the opening of trading on Friday, July 16, 2004.  Both items are a result of actions taken by the stockholders of the Company at its annual meeting today.

Among other items, the stockholders also voted to elect Mr. Daniel Rioux as a new member to the Company’s board of directors and voted to reincorporate the Company in the state of Delaware. Mr. Rioux is the Vice President and Treasurer of Liberty Energy Holdings, LLC.

In addition, the Company announced that Mr. Larry Helm has joined the Company as Vice President and Chief Administrative Officer. Mr. Helm previous experience includes a 30 year career in banking, the majority of which was spent serving the needs of the energy industry.  Mr. Helm served as a director of the Company from May 25, 2004 until the present and previously served as a director of 3TEC Energy Corporation.   Based on his anticipated employment by the Company as an executive officer, he was not nominated for reelection to the Company’s board.

Mr. Floyd Wilson, Chairman, CEO and President of the Company stated, “We are very excited to welcome Dan Rioux to our board.  Dan’s appointment further enhances what we feel is a premier group of board members.  While Larry Helm will be missed as a board member, having him as an executive officer of the Company is a tremendous opportunity for us.  We feel very fortunate to have attracted a person with Larry’s skill, experience and integrity to our management team”.

Second Quarter 2004 Financial Reporting and Operational Update

The Company announced today that a conference call has been scheduled for Thursday, August 12, 2004 at 10:00 a.m. CDT to report the financial results for the quarter and six months ended June 30, 2004 and to provide an operational update of the Company’s activities.

Other Matters

The corporate headquarters of the Company has relocated to Houston, Texas and the Tulsa office has been closed as of the end of June. The Company has also established a new website which, beginning Friday, July 16, 2004, may be accessed at www.petrohawk.com.

Petrohawk Energy Corporation is an independent energy company engaged in the acquisition, production, exploitation, exploration and development of oil and gas properties. For more information please contact Shane M. Bayless at 832.204.2727 or sbayless@petrohawk.com.

Forward-Looking Statement: This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address the future direction, management and control of the Company, capital expenditures, and events or developments that the Company expects or believes are forward-looking statements.  Although the Company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, continued availability of capital and financing, and general economic, market or business conditions.  These risks are presented in detail in our filings with the Securities and Exchange Commission. The Company has no obligation to update the statements contained in this press release or to take action that is described herein or otherwise presently planned.